Exhibit 99.2

Transcipt of Fiberstars, Inc. Conference Call on July 23, 2003

Good morning.  My name is Latangie and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Fiberstars Second Quarter Earnings Release conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.  Mr. Ruckert, you may begin your conference.

David Ruckert :                                                              Thanks Latangie, and welcome everyone to the Fiberstars Second Quarter Conference Call.  Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include, but are not limited to, statements regarding the business outlook for 2003 and thereafter, the use of proceeds from the private placement, future growth of the company including acceptance of the EFO technology, long-term growth for pool products, progress and expected results from the Darka R&D work, or from future product introductions.  Investors are cautioned that all forward looking statements involve risks and uncertainties and actual results may differ materially from the results predicted.  For more information about potential factors which could effect Fiberstars’s financial results, please refer to the Fiberstars SEC reports including its annual report on Form 10K for the year ending December 31, 2002 and its quarterly report on Form 10Q for the quarter ending March 30, 2003.

We had a number of positives since our last call.  The quarter was profitable, certainly our main goal.  Commercial lighting was up 9% over a year ago.  We were very pleased about that, the stabilization of that business.  We’ve made good progress on EFO and the introduction and I’ll talk about that in a few minutes, and we raised 4.4 million in equity capital which will support our EFO introduction and provide working capital for growth.  The negative of course, is that our pool business remains week which is effecting the overall revenue trend versus a year ago.  And pools obviously are going to be sharply down for the year.  We’re going to discuss actions we’re taking to address that market in a couple of minutes, but first I’d like to ask our CFO Bob Connors to review the numbers for the quarter.  Bob?

Bob Connors:                                                                      Okay, thanks Dave.  I’m looking at the second quarter of 2003.  Net sales were seven million five seven four, down 14% from eight million seven six eight a year ago.  Pools led the way with a decrease in 25% whereas lighting was up 9%.  Gross profit was two million eight seven five.  That represents a 38% gross profit margin, down slightly from a year ago, 38.6 primarily because of lower margins in the European business this year compared to last year.  We took a decrease in operating expenses at two million seven four three down 617,000 from a year ago and that accounted for the increase in overall income for the quarter.  The net income came in at 85,000 compared to 3,000 a year ago.  All that increase due to the decline in expenses.

Expenses went down in two areas primarily:  sales and marketing, and R&D.  The R&D decrease was largely due to monies taken in under the Darpa agreements which were recently announced, whereby cash that’s received from the government is credited against R&D expense.  The net result was as I mentioned, $85,000 net income compared to 3,000 a year ago, or 2¢ a share versus 0¢ a share a year ago.

Looking at the six month to date, net sales were thirteen million four five three, that’s down 18% from a year ago of sixteen million three five eight.  Again, the decline largely due to the pool business which is down 28%.  Lighting was about flat, down only 2%.  Gross profit was four million nine two one.  That’s a 36.6% gross profit margin compared to 38.3% a year ago.  The decrease in gross profit largely came about in the first quarter of the year where sales declined sharply and overhead was not leveraged.  Total operating expenses are five million three five five, down just under a million dollars from operating expenses from a year ago.  Again, R&D led the way primarily with credits received under Darpa agreements which took effect in both Q1 and Q2 of this year.  Sales and marketing expenses were also down compared to last year.  The net effect is a net loss of $537,000 compared to a loss of $994,000 for the six month period a year ago, or 10¢ per share lost this year compared to 21¢ per share lost a year ago.

Looking at the balance sheet, the balance sheet has improved as a result of the financing, we no longer have any significant bank borrowing.  Accounts receivable is up slightly from the end of last year due to higher sales in Q2 of this year compared to Q4 of last year.  Inventories are down a bit from the end of last year.  We’re trying to reduce inventories and that may slow down a bit as we move more and more of our production offshore resulting in a need during that transition period to carry inventories both in the U.S. and at offshore companies.

I also want to point out that we have on the balance sheet under long term liabilities, derivative instruments outstanding.  This represents the valuation of the warrants that were issued under the financing that Dave mentioned and these warrants are now valued on the balance sheet and will be taken mark to market each quarter under the new derivative accounting rules put out by the accounting industry.  Overall the balance sheet remains strong with a total net shareholders equity of 16.1 million up from 14.2 million a year ago primarily as a result of the financing.  With the financing Dave mentioned we raised just under 4.4 million; of that amount, $3-million has been received so far in the first closing and there will be a second closing which is subject to shareholder approval which is scheduled to take place in mid-August.  At that point, the remaining balance of the financing is expected to be received.  With that, I’ll turn it back over to Dave and John to talk about the business.

David Ruckert :                                                              Thanks, and at this point I’d like to ask John Davenport, our chief operating officer and chief technology officer to give you an update on his work on products, on the Darpa R&D work, as well as on an offshore manufacturing initiative that he’s spearheading for the company.  John?

John Davenport:                                                       Thank you very much, Dave.  A lot is happening in technology.  As you know, we are planning to put into production our new more efficient version of EFO.  Fiberjacks, which has just been released for tooling:  it is moving through UL very nicely and we expect to have that product available in the fourth quarter.  That’s exciting because that product is even more efficient, about 25% more efficient allowing us to replace 8 MR16 access lights versus 6 access lights that we can replace today with a single 68 watt lamp.  Fiberjacks is also very nice in the fact that it makes fiber optic lighting installation literally a snap.  A dropped ceiling, for example, can be installed without any special tools.  It’s already been incorporated into our fiber optic lighting software so that we can specify it to applications that are coming around today.

We’re also developing a new pool product which will ship in the fourth quarter.  And we’re completing our knit supported continuous extrusion project, that’s on target and we expect to be able to commercialize continuous extrusion next year.  Darpa is moving forward briskly as Dave mentioned earlier, and we are expecting to meet our first year targets on time, maybe even a little bit ahead of time.  The interesting thing for Fiberstars commercially is it looks like there will be commercial profitability for that first year work, spinning off into one or more products next year.  We’re looking forward to being able to do that.  That’s both supported by the government – they like to see industry commercialize technology to developing for them as that development is progressed.

The offshore manufacturing – currently we have two product lines manufactured offshore in two locations, in India and Taiwan.  By this time next year we expect to have 8 or 9 product lines manufactured offshore.  Of course the trick is to do this without sacrificing quality or product availability to the customer.  When this is in place, we expect three major benefits:  first, lower cost allowing Fiberstars’ products to be both more competitive and more profitable and even higher quality and that’s because we can do more quality checks, more extensive inspection of incoming material and more extensive final product testing at the 100% level.  The third is a more rigorous and faster design process with Fiberstars’ engineers both in the U.S. and offshore and in fact Fiberstars’ first offshore engineer has been in place for a month and more are expected to join Fiberstars by the end of this month.  They’ll be working on redesigned products for reduced cost at improved performance and allow us to have more control over supplier parts, as well as new product development which is important in meeting our customers’ requirements.  We’re just beginning to see the benefits and we expect to see significant benefits next year.  Dave?

David Ruckert :                                                              Thanks, John.  John’s doing a great job on that offshore process.  It’s a lot of work and he’s been having a couple of 6 a.m. meetings every week, so complete dedication, because he’s also here at 6 p.m.

I’d like to talk just briefly about the pool business before I talk about EFO.  Pool business has been bouncing around on us and we hate that.  It’s been down, up, down and we’re gonna work hard to – to turn that business back around and make it a growth business for us.  So, we’re very proud of what we’ve done in that business.  We effectively created a premium lighting category.  Prior to Fiberstars that was a sleepy commodity business of selling lights into pools, nobody was making any money, it wasn’t a very big market.  We’ve more than doubled the market and we’ve made it a higher margin business for everybody and by creating value and features with fiberoptics changing the color of the water and providing the safety of no voltage near the water. The market – we still have 67% of the fiberoptic business in that market.  The market is broadening now to include electric lights which also change the color of the water, which is the number one consumer driven feature and we’re competing in that market with the introduction of Jazz a year ago that you all know about which is a leapfrog product in that its using EFO technology in the pool market to create a brighter, longer lasting product.  There are some holes in the Jazz line that we’re just now starting to fill.  One is that we – Jazz is not usable in 12 volt markets, it’s only usable in line voltage 120 volt markets but places like central and southern Florida are 12 volt markets where had been unable to use Jazz.  We also didn’t have a product for entry level pools which was lower in cost and we didn’t have a product for pools that also had a spa built into them.  All of these product holes are being filled either with products that have started to ship now or that will ship before the end of the year.  So 2004 will have a much more complete line in this area and expect to see continued growth.  Our vision is that all pools will be built with color within the next five years, so we see an increasing market target.  We also see an opportunity with 3.7 million existing pools that are out there to retrofit products into those markets and for the first time we’ll have retrofit products in 2004.

We’re also introducing a number of very interesting fiber products which will provide water features such as fountain lighting, laminar flows, and other types of features which will provide a pool builder with the opportunity to create greater uniqueness to his pool, more excitement to his pool and a pool that can be perceived to be of higher quality.  The strategy for us is to reverse the down trend of fiberoptics in this market, turn it around and make fiber once again an exciting product to build into his pools.  So, the game isn’t over here.  We expect long term growth opportunities in the fiber segment as well as in our Jazz segment in the years to come.

In commercial lighting, of course, the real opportunity for this company, and I think the one that everybody is keeping an eye on, is the opportunity that EFO gives us to enter the general lighting market and at this point EFO is the – the orders are still relatively small.  They tend to range from $10 to $40,000 in size.  We do have two accounts that are committed to broad roll-outs at this point.  One using light bars and a standard Fiberstars illuminator that has just recently committed into 150 stores.  It’ll be over several years, so we’re not gonna see a big impact immediately on that but it is a start and it’s the kind of thing we’re looking for.  The second account involves about 10% of the locations of this account in one state.  We have a verbal Okay on this and we’re waiting for a final commitment from the local utility for a rebate on the product since it will be substantially more energy efficient than the halogen lighting that we’re replacing.  So we expect to be able to make an announcement hopefully in August on that one.  Both of these two roll-outs are going to be worth around $3/4 million.

We are continuing to work with over 50 accounts on EFO and, as I’ve said before, these are major league accounts and while we don’t expect to win every one of them, of course, that’s not the real world, the progress on these is highly encouraging to us and every indication points to a good success for EFO in the future.  In particular, the supermarket segment where we see real value to our product in providing no heat lighting for example for produce which is expected to add greater shelf life to the produce as well as other segments sections of the store.  We expect this category of business to be a very strong one for us and we have four confirmed accounts now interested in testing and we’re gonna be setting those up in the third quarter.  Two of the accounts are follow-on tests.  One of the chains it’s actually the third test in the chain and the Chairman of the Board has said to us we will definitely be using this lighting.  So, we’re encouraged by EFO; its going more slowly than any of us would like but we know its going to be successful.

As Bob said, we’ve continued to make expense cuts as a company; we’re hoping basically we’ve turned the corner now in that we can start building this business with both EFO and with pools but, as we said in the release, we did close our Seattle office, we are now basically assuming the role that Seattle did with a custom product line for certain commercial lighting segments here in Fremont as well as to some degree our contract facility in India.

We continue to expect good fortune for the company in the future.  And, I want to say, however, that the specific outlook for the next two quarters remains cautioned.  We believe that sales this year will continue to be down from a year ago in the next two quarters, although we expect it to be down to a lesser extent than it has been in the first half.  We also, with caution, project modest profits in both the next two quarters, although I will tell you that the third quarter looks tight at this point.  So, break even to modest profit is our goal and we’re hoping to achieve it.

With that I invite any questions that you might have.

At this time I would like to remind everyone, in order to ask a question please press star then the number one on your telephone keypad.  We’ll pause for just a moment.

Your first question comes from the line of Dick Smith of Albert Ely Investments.

David Ruckert:                                                                 Hi Dick.

Dick Smith:                                                                                    Boy they murder that name, don’t they.  Hi Dave, hello John, hello Bob.  First of all I gotta say congratulations to Bob.  The last time I was up there visiting you guys because I might have downgraded Bob a little bit, but I have to specifically point out congratulations to Bob for being flexible enough for cutting costs as well as he did in this quarter.

Various                                                                                                       Amen

Dick Smith:                                                                                    You know, I’ve just got a couple of general questions.  I’ve got a slew of questions over here, but just a couple of general questions then I’ll get off and see, you know, if other shareholders have asked questions and otherwise I’ll come back and maybe drill you guys a little bit more.

I just wanted to touch, and I don’t know whose expertise this may be, but I wanted to touch on greenhouse gas emissions and how they relate to fiberoptic lighting.

David Ruckert:                                                                 I’m gonna kick that one to John.  I know that that’s come up in some of our conversations with the government because obviously it’s a keen interest in Washington.

John Davenport:                                                       Absolutely, the fiberoptic lighting at least EFO fiberoptic lighting is an energy efficient alternative to conventional lighting, especially incandescent and halogen.  And because we can save so much in electricity that reduces the CO2 emissions that in fact in our darker proposals we’ve calculated the expected reduction in CO2 as well as when we were proposing permits significant reduction.  Commercial lighting in the United States uses a significant proportion of the electricity for commercial buildings and if you can save numbers like 50% or 60% of the energy in an installation.  That has an impact on the environment if used broadly.  So, absolutely.

Dick Smith:                                                                                    I guess this next question, John, may also be pointed towards you.  Yeah, I was reading that in fiberoptic lighting they can use either glass or plastic fibers.  Could you expend a little bit on that and how does fibers – what does Fiberstars use?

John Davenport:                                                       First of all Fiberstars uses plastic fibers including two types of plastic fibers.  Stranded these are small strands of fibers which would be rigid if they weren’t so small and large core flexible fibers these can be ¾ of an inch or more in diameter and still be flexible as a single fiberoptic transmission line.  The reason that we use plastic is because of efficiency.  The problem with stranded fibers is in the delivering the light efficiently.  Whenever you have a bundle of fibers and you shine a light source on them whatever misses the fibers in between is lost.  And for a given size bundle that’s about a factor of two.  It is possible to use glass fibers.  Glass fibers, interestingly enough, that are used for fiberoptic lighting typically are less efficient than plastic.  If you use – that’s the one problem.  The second issue is if you use coarse fiber, though, which is used for communication, then the transmission is better and you can go for long distances.  The problem with glass is that you can’t make it in large sizes so that you wind up with a tacking traction issue

David Ruckert:                                                                 In addition to being more expensive.

John Davenport:                                                       Well, of course, it’s more expensive.  That’s the other problem, is affordability.  The plastic fiberoptic lighting system we have can be made comparable in cost to the lighting systems that we would like to replace.  And that’s a very important feature to be able to walk into a customer with.  Everyone loves to save energy.  But the first ¼ that gets you into the door and to start talking about energy efficient and so forth and cost savings over time is not to be more expensive at first installation and that’s what we really ¼that’s one of our chief aims.

Caller:                                                                                                               You know, I noticed in your overall revenue review when you break your revenues down from commercial lighting to the sign market lighting to the pool and spa market lighting, I want to just reflect on signs and the marketing of sign lighting and more specifically to touch upon a little bit, if you are doing anything at all in outdoor highway signs and the lighting of such at night.

David Ruckert:                                                                 The answer is we’ve had a decent business over the last several years in Germany doing that but we have not done that to an appreciable degree anywhere else and if you go, if you travel on the Autobahn they use fiber optics quite a bit.  They either use glass fiber or ours and increasingly we’re getting a better share of that.  But LEDs are also increasingly being used for that.

Caller:                                                                                                               It just again looking at that particular segment of the market.  If, you know, if you are driving along an interstate and you see this specific sign and a lot of these signs are kind of like standard size and I don’t know how many lights they would have on top but could you just give me an idea of what, I mean let’s say that they had 8 halogen lights lighting this specific sign along an interstate could the new EFO replace that those 8 halogen lights and give the same lumins to that sign?

John Davenport:                                                       This is John.  If they were halogen lights, you’re absolutely right they could be replaced.  But that technology is already using the EFO light engine, if you will, a metal halide lamp sources.  Signs in the United States are typically overhead signs for highways are typically lit with metal halide lamps and that’s an efficient application of metal halide lamp.  They might be 250 watts metal halide lamps.  Some of them are 125 watts of metal halide lamps.  It’s a lot of light.  Remember we are starting with a 68 watt lamp.

Caller:                                                                                                               Right.

John Davenport:                                                       So that application probably as a one-for-one replacement may not be what you’d like to do.  Now if you were lighting the individual letters of the sign, that’s a different story.  There you could use fiber optics efficiently and compete with the, with just wash lighting which is very inefficient in the way it lights the sign.  Remember wherever there’s no letter you basically lost the light.  In fact you have to work to keep the contrast ratio.  So, and in fact where those kinds of signs have been used, fiber optics has been used.

David Ruckert:                                                                 We have a OEM sales agreement with one of the top two sign companies in the U.S.  A company called Federal Sign and Federal Sign does quite a bit of work with our product and where appropriate they’ve gotten us some interesting jobs in signage.

John Davenport:                                                       If we use typically an outdoor signs for commercial installations we use indirect lighting where weather and where breakage are an issue and also especially where you like to change color then these signs are really need fiber optics.

Caller:                                                                                                               You know, going along in that particular area¼let’s talking about the EFO, do you carry a standard EFO design in inventory or is everything made towards specifications from your customer?

David:                                                                                                             The answer is we do have standard forms of EFO that we have available and we price as a package and then we say consult factory if you need something custom.  For example, a different length on the fibers or a different type of fixture at the end of the fibers.  So we’re hoping that more and more of our business becomes standard but at this point it’s too early to say how it’s going to go.  Let me get off here for a moment and open up the floor to the other shareholders and I’ll come back here if we still have some time left.

Unknown:                                                                                         Ok.

David:                                                                                                             Alright.  Thanks gentlemen.

Operator:                                                                                              Your next question comes from line of Luke Williams with Micro Capital.

Luke Williams:                                                                  Good morning all.  How are you?

David:                                                                                                             Hi Luke.  You in Maine?

Luke Williams:                                                                  Oh yes.

David:                                                                                                             Good.  We could use some light today.

Luke Williams:                                                                  What you’re talking about in EFO now you have a first generation product and I’m been thinking about trying to apply this to the house I’m building but there seems to be a number of different obstacles and I just wonder how these factor into your product planning and just how you’re thinking about product planning for EFO.  For instance, there might be places where I’d just like a longer reach then you have with your eight tentacles of the octopus and I wondered if you could also, would also be looking at thinner flexi-glass tubing.

David:                                                                                                             The answer is that we can accommodate fairly long reaches but you lose light as you go longer and secondly that we have as John described earlier stranded fiber which is as thin as you can get.  So we have those alternatives but both of them are less efficient then the perfect application or the perfect product combination in EFO.  They would still be more efficient then the typical incandescent lighting then you would use but they wouldn’t be in the 80% range which is the ideal EFO application.

Luke Williams:                                                                  Ok.  Good reason.

John Davenport:                                                       Yes I would like to add a little bit to that from a technology point of view.  That today in 3 years as we complete the Darpa milestone that picture improve.  The 40% improvement in efficiency over today’s very efficient EFO system comes with benefits in some of the areas you’re talking about.  Particular taking the same size fiber and getting more light into it.  That’s one of the things that it is being increased as a result of the R&D that is being funded by the government for chip board applications.  That’ll have definite commercial implications and especially in the area you’re talking about.  The second area where we’re doing work are in the losses which allow you to make the losses in length.  As you reduce those the length can get longer to keep that 80% efficiency kind of number that Dave was talking about.  We’ve seen progress in both fronts.  So I think that just as in this past year we’ve gone from 6 MR16s accent lights to now being able to replace 8 MR16s amp accent lights.  If you said, you know, if we’re successful as we want to be with the Darpa program that number gets to be a number like 12.  You could also, you can take it in the same light output at much longer length.  So that picture will allow us more and more applications as time goes on.  I hope that answered your question Luke.

Luke Williams:                                                                  Yes that does naturally.  Switching over to a marketing side so you talked about working with Federal Sign it looked like that was an OEM arrangement.  Have you ever considered anything more like licensing the applications using your product but giving a licensee carte blanch for a particular sub-market that you’re not addressing today?

David:                                                                                                             The answer is yes and we have two such arrangements in negotiation now.  We’re not calling them licensing deals.  We are calling them OEM deals because we are keeping tight control over technology.  But yeah we are providing exclusives for certain areas of use which are not being serviced by us currently and we are working in one case with a very large prestigious company so we may have something to announce on that before the end of this quarter.  We’ll see how it goes.

Luke Williams:                                                                  Very good then.  Just one other question here in the swimming pool market, I’ll duck out.  Are you maintaining your share of the swimming pool market?

David:                                                                                                             The answer is we are maintaining our share of the fiber optic segment but the fiber optic segment is declining so what we are seeking to do is to broaden our business to not only include fiber optics but also electric lights that change color and so with the new product line that I described we are expecting to be able to grow and share in that segment as well as fiber.

Luke Williams:                                                                  Thank you.

David:                                                                                                             Ok.

Operator:                                                                                              Once again if you would like to ask a question please press star 1 on your telephone keypad.  We’re paused for just a moment.  Your first question comes from the line of Robert J. Smith of CPR Performance.

Robert Smith:                                                                        Hi.  Good morning.

David:                                                                                                             Hi Robert.  How are you?

Robert Smith:                                                                        Pretty well.  I’m up in Maine also.  I wonder where Luke is?  I’m up on Monaheegan Island.  First can you give me an idea of what part of the financing is in the balance sheet.  What am I looking at?

David:                                                                                                             Yeah the financing . . . the financing is shows up in two places.  It shows up in additional cap¼

Robert Smith:                                                                        No I mean is it in its entirety or just the 3 million or¼

David:                                                                                                             The 3 million shows up partially in additional paid in capital and partially as derivative instruments outstanding.

Unknown:                                                                                         Only the 3 million Robert.

Robert Smith:                                                                        Ok.  So you have a little more a million still coming?

David:                                                                                                             Right.  That’s not on here yet.

Robert Smith:                                                                        And what is the, when that comes what will be the fully diluted shares outstanding, approximately?

David:                                                                                                             You can add another 430,000 shares.  So fully diluted¼

Robert Smith:                                                                        About 57?

David:                                                                                                             No we don’t have the full amount of the 3 in there yet.

Robert Smith:                                                                        Oh, Ok.

David:                                                                                                             Because the number you’re looking at is an average for the entire quarter.

Robert Smith:                                                                        So it’s 6 1/2, something like that?

David:                                                                                                             Yeah.  Let me just give you a number here.  It’s going to be yeah closer to 6 1/2.

Robert Smith:                                                                        Ok.  Secondly how much more cost can you take on to the business.  I mean you’ve done quite a job to date and I’m wondering is what’s left essentially the move to offshore?

David:                                                                                                             Yeah that’s right.  The biggest benefits that we see in the future are margin benefits.  We, the goal is to get the margin back over 40 which is where it was historically.  That’s our plan and the initiative that John’s heading is going to get us there.

Robert Smith:                                                                        Ok.  Just moving to the new technology.  The supermarket operator that you’re speaking with, can you send ideas to the members store units they have?

David:                                                                                                             The four chains we’re working with are what I would call regional chains and they all have in the neighborhood of 250 stores.

Robert Smith:                                                                        We’re talking about 1,000 altogether?

David:                                                                                                             Yeah.

Robert Smith:                                                                        And you also said that with a couple of perspective customers that they were in different phases.  And in one you said if the third go round, how do you look at that?  I mean if someone is testing the product then it completed two phases, what is phase 3?

David:                                                                                                             The answer on that specific account is that the account has a lot of layers of people and the top layer of that account rejected the industrial design of the fixture that we used to deliver the light.  So they wanted a different type of look to the fixture and we have now provided a in our new software the genre for instance, we were able to do a 3-D looking rendering of this customer’s store with a new design fixture that they have now signed off on.  So hopefully it will be able to roll out this guise pretty excited about the benefits of the product.  He just wanted to get the esthetics to where he felt it fit in better with his store design.

Robert Smith:                                                                        And where in the store would it be used?

David:                                                                                                             Well this guy is looking at it in primarily in the produce department but he is also asking us to put it in their health food products section, their wine section and possibly in their cases - deli cases, as well.  So he is broadly interested in the product.  But the main thing we’ve been testing in the past is the produce section.

Robert Smith:                                                                        So with this particular customer this goes what kind of dollar value would you say your product would then entail in one unit?

David:                                                                                                             Probably, the bid we gave him for a produce lighting job was about $44,000.

Robert Smith:                                                                        But you said he was interested in several others.

David:                                                                                                             And he is interested in others we haven’t bid those yet.

Robert Smith:                                                                        Ok.  So you’ll multiply that out by around 250?

David:                                                                                                             Yeah.  It’s a nice number.  But the thing we don’t know is how many to do a year.  It’s not something he’d do in one year.  So he might do 20-30 stores a year that kind of thing.  We don’t know.  I’m just guessing Robert.

Robert Smith:                                                                        Ok.  I guess lastly the question of national chains.  Where are you with them?

David:                                                                                                             The answer is that the strategy is been to get a success in some of these regional guys to point to before we go in to some of the big guys.  Now we do have an entree into the Board of Directors of the biggest supermarket chain in the county through an OEM company that we’re working with and that the board has expressed a great deal interest in our energy story.  Because for a large chain it become a very material amount of saving.  And so we are working from the highest level with that account but we have a long way to go there.  We haven’t even approach the people who are responsible for store planning and things like that.  So but that is starting.  But for the most part, we have made calls on some of these other accounts.

Robert Smith:                                                                        Away, away from supermarkets?

David:                                                                                                             No, in other supermarkets.

Robert Smith:                                                                        I see.

David:                                                                                                             But, but for the most part they are waiting to see their first implementation for these things and for successes in other stores.  In non-supermarket business we’ve got a lot going on.  One of them I mentioned where we have camera shops rolling out with light bars in 150 stores.  And we have a number of other accounts that we’re working with at various levels of testing and so lots, lots of activity.

Robert Smith:                                                                        But still given that if you need sort of a showcase, I mean it doesn’t appear that the four part of the next fiscal year would be anything particularly substantial.  I mean you’ll probably be looking at a year from now?

David:                                                                                                             Well I mentioned the account that has approved a roll out to 50 stores and I’ll tell you the lighting in that account is gorgeous.  And we replaced halogen lighting so it’s a perfect example of our energy savings and the bonus is the account feels that the lighting has sharply improved over what they had before.  And we’ve actually turned around a huge national account in attitude who was just basically reluctant to look at fiber optics as something new and strange.  We’ve turned them around just by showing them a photograph of this first store that we did for this other account.  So you know we’re going to have an increasing amount successful evidence as we move along and the thing will start to build.  It’s very difficult to say how fast and exactly when what will happen.

Robert Smith:                                                                        Ok.  Thanks.  Good luck going forward.

David:                                                                                                             Ok.

Operator:                                                                                              Your next question comes from the line of Mike Alessandro with Alessandro Burk.

David:                                                                                                             Hi Mike.

Mike:                                                                                                                  David, how are you?

David:                                                                                                             I’m very well.  How are you?

Mike:                                                                                                                  Good.  A couple of questions here.  I just want to know where you stand or if any new developments have taken place in the architectural market, in getting people to design EFO into new construction or retrofitting into building and the second part of the question - I’ve seen your expense cuts, you’ve cut marketing and I kind of like to know what you are cutting in marketing because I think you should be doing the opposite and putting more money into marketing.  So enlighten me there please.

David:                                                                                                             Well I’ll take the second one first.  I don’t disagree with you.  We’ve not cut the EFO effort.  Ok.  So the cuts have been in pools and in, I would say what we call our legacy business in commercial lighting.  And we have every intention of building our EFO marketing effort as we go along the rest of this year and next.  So, so we are highly conscious of the opportunity that the company has with EFO and the need to support it.  Secondly, as I told Robert Smith our progress in getting EFO specified in is basically a step by step process with a lot of accounts.  We are working with a great number of national, multi-location accounts.  Two of those accounts as I mentioned are have given us goes on the thing.  One of them pends sign off by a utility and the other one is going but their going just at sort of rate of about 20-30 stores a year.  So its going fairly slowly.  That’s just starting.  Those are our first two and we’re working with as I said before over 50 other accounts and it’s in various stages.  Some of them very early - some of them we’ve been in test and so we’re very pleased basically with where we are.  I wish it were moving a little faster I won’t deny that but nevertheless everything is pointing to a pretty good ramp up here.

Mike:                                                                                                                  You know what seems to be the questions that accounts have when they see the technology cause, I mean when we see it, I mean it looks like a “gee, why don’t we just go ahead and retrofit this thing cause it looks so cost, it’s a cost saving device.  What other objections or hurdles have they come up with?

David:                                                                                                             The first thing we have to prove is that the lighting is at least comparable to what they have now.  Their first concern is that they don’t sacrifice good lighting.  These people are for the most part retailers and sales is driven by good lighting.  So they are very very nervous about changing the lighting.  That’s why they want to test it and so basically the lighting quality is the number one thing then once we can demonstrate the lighting quality is terrific as we did in this one store that I just mentioned, then they start doing the math on how much they can save on energy and maintenance and HVAC and all the other things and so then it becomes how do we get into your plan to retrofit into all your other stores and on your plans for new stores and so forth.  So it is a step by step thing.

Mike:                                                                                                                  Ok I have just two more parts to the question and that is going back to the approval of the utility to get a rebate I would think that that could take place in several states.  I mean, gee any states already approved you for rebates or are you working with those states to get that done.

David:                                                                                                             Yes.  We contacted quite a number of states on that.  And in fact, we may be soon working with a specialist who helps companies bridge this gap.  Cause sometimes its not states, sometimes its local.  And the answer is there will be many states, principally the largest ones who even in this day of state budget problems do have rebates and things like that to take advantage of.

Mike:                                                                                                                  And the last question is what would be the next year estimation high profile exposure to the lighting, you know EFO lighting that you see coming down the road here?  As far as a showcase type place?

David:                                                                                                             This first account that we are waiting for the sign off on the rebate will be a showcase.  And the lighting is terrific.  The store people love it and the photographs are good.  So, I mean it’ll be the start.

Mike:                                                                                                                  And you think that could take place, when did you say in August or in the third quarter?

David:                                                                                                             Well we’re hoping August.  Again every time I make a prediction on a timetable it’s, I tend to be more optimistic than I should be.  But we’re being told August at this point by the account.

Mike:                                                                                                                  Ok.  Thank you.

Operator:                                                                                              At this time there are no further questions.

David:                                                                                                             Well I certainly thank you for joining us on the call.  We’re pleased with the start that the quarter results give us.  I’m turning, turning the corner of this company.  We continue to be very optimistic about the future for all the reasons we just discussed and we look forward to talking to you again at the end of the third quarter results roughly around this time in October.  So good morning to you.

Operator:                                                                                              This concludes today’s Fiberstars second quarter earnings conference call.  You may now disconnect.